Exhibit 99.9

NOTICE OF RESULTS OF A MEETING

Finance & Credit Ukraine B.V.
(a private company with limited liability
incorporated under the laws of The Netherlands, the Issuer)

Meeting in relation to the passing of an extraordinary resolution in respect of the U.S.$100,000,000 (representing an economic value on maturity of U.S.$95,000,000 following the application of a pool factor of 0.95 by the clearing systems) 10.5% loan participation notes due 2014 with ISIN: XS0275465879 and Common Code: 027546587 (the Notes) issued on a limited recourse basis for the purposes of funding a loan by VTB Capital plc (formerly VTB Bank Europe plc) to Public Joint Stock Company “Bank “Finance and Credit” (formerly Bank “Finance and Credit” Ltd) (the Meeting)

NOTICE IS HEREBY GIVEN by the Issuer that at the Meeting of the holders of the Notes held on 9 January 2014, a valid quorum was present and the Extraordinary Resolution referred to in the Notice of the Meeting delivered to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on 26 November 2013, as amended on 10, 13, 17, 19, 27 and 31 December 2013, was duly PASSED as an extraordinary resolution. In connection with the abovementioned offer for exchange, the following documents will be executed as contemplated in the Notice of the Meeting dated 26 November 2013, as amended on 10, 13, 17, 19, 27 and 31 December 2013:

(a)                                 the Second Supplemental Trust Deed, in the form tabled at the Meeting;

(b)                                 the Second Supplemental Loan Agreement, in the form tabled at the Meeting;

(c)                                  the New Notes Trust Deed and the New Notes Agency Agreement, in the forms tabled at the Meeting;

(d)                                 the Amended and Restated Loan Agreement, in the form tabled at the Meeting; and

(e)                                  the Amended and Restated Sub-participation Agreement, in the form tabled at the Meeting,

all as further described and defined in the Exchange Offer and Consent Solicitation Memorandum dated 26 November 2013, as amended on 10, 13, 17, 19, 27 and 31 December 2013, and the Notice of the Meeting contained therein.

Accordingly, Condition (c) of the Effectiveness Conditions (as defined and set out in the Exchange Offer and Consent Solicitation Memorandum) has now been satisfied. A notice confirming satisfaction of all or any other Effectiveness Condition will be given in due course.

This Notice is given by:

Finance & Credit Ukraine B.V.
Herikerbergweg 238

Luna ArenA,

1101 CM Amsterdam

Zuidoost

The Netherlands

Dated:  9 January 2014